Exhibit 4.4

Execution Copy

PHIBRO ANIMAL HEALTH CORPORATION,

THE GUARANTORS
named herein

and

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of January 31, 2011

9¼% Senior Notes due 2018

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of January 31, 2011, among Phibro Animal Health Corporation (the “Issuer”), each of the Guarantors named herein, as Guarantors, and HSBC Bank USA, National Association, as Trustee (the “Trustee”). All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Indenture (as defined herein).

W I T N E S S E T H:

WHEREAS, pursuant to a certain Indenture, dated as of July 9, 2010 (as such may be amended and supplemented from time to time, the “Indenture”), among the Issuer, the Guarantors named therein and the Trustee, the Issuer issued its 9¼% Senior Notes due 2018 (the “Notes”) in the aggregate principal amount of $275,000,000; and

WHEREAS, pursuant to Sections 8.01(8) of the Indenture, the Issuer and the Trustee may amend, waive or supplement the Indenture without prior notice to or consent of any Holder to provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture; and

WHEREAS, this Second Supplemental Indenture supplements the Indenture to provide for the issuance of Additional Notes, and, accordingly satisfies the criteria of Section 8.01 of the Indenture; and

WHEREAS, the Issuer, each of the Guarantors and the Trustee desire and have agreed to execute and deliver this Second Supplemental Indenture as herein provided and all conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized by all necessary parties;

NOW, THEREFORE, in consideration of the premises contained herein, it is mutually covenanted and agreed for the benefit of all Holders as follows:

1.            Issuance of Additional Notes.  The Indenture is hereby supplemented to provide for the issuance of Additional Notes in the aggregate principal amount of $25,000,000 having identical terms and conditions to the Notes issued pursuant to Article Two.

2.            Acceptance by Trustee.  The Trustee accepts this Second Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby supplemented, but only upon the terms and conditions set forth in the Indenture, including the terms and conditions defining and limiting the liabilities and responsibilities of the Trustee, which terms and conditions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby supplemented.

3.            Supplemental Indenture Part of Indenture; Ratification of Indenture.  This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the

Indenture and, as provided in the Indenture, this Second Supplemental Indenture forms a part thereof. Except as otherwise expressly provided for in this Second Supplemental Indenture, all of the terms and conditions of the Indenture are hereby ratified and shall remain unchanged and continue in full force and effect.

4.            Trustee Makes No Representation The recitals contained in this Second Supplemental Indenture shall be taken as the statements made solely by the Issuer and the Guarantors and the Trustee shall have no liability or responsibility for their correctness, and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of (i) the validity or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuers and the Guarantors by corporate action or otherwise, (iii) the due execution hereof by the Issuers and the Guarantors or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

5.            Conflict with Trust Indenture Act.  If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Second Supplemental Indenture, the provision of the TIA shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

6.            Successors.  All agreements of the Issuer in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors. All agreements of each Guarantor in this Second Supplemental Indenture shall bind its successors, except as otherwise provided in Section 11.11 of the Indenture.

7.            Effective Date.  This Second Supplemental Indenture shall become effective upon the execution and delivery hereof by the Issuer, the Guarantors and the Trustee.

8.            Governing Law.  THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED IN THE STATE OF NEW YORK.

9.            Counterparts.  The parties hereto may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

10.          Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction thereof.

2

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the date and year first written above.

Issuer:

PHIBRO ANIMAL HEALTH CORPORATION

By:		/s/ David C. Storbeck
	Name:	David C. Storbeck
	Title:	Vice President

Guarantors:

PRINCE AGRI PRODUCTS, INC.
PHIBROCHEM, INC.
PHIBRO ANIMAL HEALTH HOLDINGS, INC.
PHIBRO CHEMICALS, INC.
WESTERN MAGNESIUM CORP.
C.P. CHEMICALS, INC.
PHILIPP BROTHERS CHEMICALS, INC.
PHIBROWOOD, LLC
PHIBRO-TECH, INC.
FIRST DICE ROAD COMPANY, A CALIFORNIA LIMITED
PARTNERSHIP
By: WESTERN MAGNESIUM CORP.,
Its General Partner

By:		/s/ David C. Storbeck
	Name:	David C. Storbeck
	Title:	Vice President

Signature Page to Second Supplemental Indenture S-1

HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee

By:		/s/ Herawattee Alli
	Name:	Herawattee Alli
	Title:	Vice President

Signature Page to Second Supplemental Indenture S-2